Exhibit 10.1

JOINT VENTURE AGREEMENT FOR
PARTICIPATION AND OPERATION OF PROPERTIES

This letter constitutes the Joint Venture Agreement ("Agreement") between WESTERN ENERGY GROUP, LLC ("MANAGER") and GLER ("Participant"), concerning the SMITH AND NEEDHAM LEASES located in the Gonzales County, Texas.

Whereas Participant desires to participate in the ownership and operation of certain Working Interest in oil and gas leases covering the leased acreage ("Leasehold or Contract Area") and to develop the Contract Area pursuant to the EAGLEFORD-AUSTIN CHALK HORIZONTAL DRILLING PROGRAM data package and further defined herein.

Wherefore, in consideration of the recitals, the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is acknowledged by all parties, the parties agree as follows:

1.

Definitions. When used in this Agreement, the following terms shall have the meanings ascribed to them below unless otherwise clearly required by the context in which such term is used. Other capitalized terms used in this Agreement shall have the meanings ascribed to them in the Joint Operating Agreement attached as Exhibit "B" to this Agreement.

"Joint Operating Agreement" or "JOA" shall mean the Joint Operating Agreement dated or updated contemporaneously with this Agreement, between the designated Operator, and PARTICIPANT GLER as Non-Operator, covering operations on the Contract Area of the SMITH AND NEEDHAM LEASES.

"SMITH AND NEEDHAM LEASES" shall mean the wells and associated Leasehold interests within the designated Contract Area known as the EAGLEFORD-AUSTIN CHALK HORIZONTAL DRILLING PROGRAM, Gonzales County, Texas and attached as Exhibit "A" to this Agreement.

2.

Upon funding of the total $75,000, which will occur no later than 120 days from the date of execution of this agreement, Participant will acquire a ONE PERCENT Working Interest (1% WI) in the Leasehold. The oil and gas leases are subject to a royalty burden as stated in the leases referenced in Exhibit "A" attached hereto. Participant agrees to submit to MANAGER the sum of $75,000 representing the Leasehold acquisition plus Participant's proportionate share of the turn-key drilling and workover costs as identified in the EAGLEFORD-AUSTIN CHALK HORIZONTAL DRILLING PROGRAM. Participant will be provided with an Assignment and Bill of Sale evidencing Participant's interest in the Leasehold, the form as attached in Exhibit "A" to this Agreement.

3.

Initial Operations. Participant's costs of the 2 new drill wells and one workover per the EAGLEFORD-AUSTIN CHALK HORIZONTAL DRILLING PROGRAM will be on a turn-key  basis and paid out of the initial funding from Participant. Any additional costs to equip the wells for production and or operations or other expenses as covered in the JOA, including the eventual plugging and abandonment of the wells, shall be borne by all parties, including MANAGER (and/or its assign) in the proportion of their respective ownership interests. All subsequent operations on the SMITH AND NEEDHAM LEASES shall be under the terms of the JOA. The MANAGER reserves the right to alter proposed completions and/or workovers as it deems prudent and necessary.

4.

Designation of Operator. MANAGER shall operate or designate the operator ("Operator") of the SMITH AND NEEDHAM LEASES with respect to all Participants. Such designee may not be removed as Operator without the written consent of MANAGER, except in the case of gross negligence or willful misconduct. Operator will receive compensation for operations as set forth and described in the JOA.

5.

Sale of Production. All production of oil and gas from the SMITH AND NEEDHAM LEASES shall be marketed by the Operator on a best efforts basis and on the same terms and conditions under which Operator markets it own share of production. The Operator is authorized and empowered to enter into contracts for the sale of production and receive all proceeds from the purchasers of such production and to execute and deliver to such purchasers all division orders or other documentation necessary or convenient to the sale of the production from the SMITH AND NEEDHAM LEASES. All proceeds from the sale of production shall be credited to the interests in the respective percentages owned by each party to the JOA.

6.

Reserves for Payment of Costs; Distributions. The Operator shall be entitled to maintain cash reserves from the proceeds of production in an amount reasonably estimated as thirty days of projected expenses for all wells, together with a reserve for plugging costs in an amount reasonably estimated to equal the cost of plugging and abandonment on a unified basis covering all wells. All credit balances for each Participant in excess of these reserve amounts shall be paid monthly to the Participant(s).

7.

Separate Liability; No Partnership. Liability of the parties under this Agreement and the JOA shall be separate and not joint or collective. Nothing in this Agreement or in the JOA shall be construed to be or to create a partnership or a mining partnership.

8.

Liability of MANAGER; Standard of Care. MANAGER shall be held to an ordinary standard of care in the exercise of its duties hereunder in the exercise of its reasonable business judgment and shall not be liable to the Participants as a fiduciary or held to a standard of care other than gross negligence or willful misconduct or as otherwise noted in the JOA.

9.

Term. This Agreement shall remain in full force and effect for so long as any well on the SMITH OR NEEDHAM LEASES is producing or capable of producing in commercial quantities.

10.

Miscellaneous.

10.1 Governing Law.This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas. The parties agree that in the event of any disputes arising out of this Agreement they shall be subject to mandatory binding arbitration and Venue shall be deemed proper in Harris County, Texas.

10.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

10.3 Waiver.

No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.4 Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

10.5 Notices.

Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by depositing same in the United States mail, addressed to the party to be notified, postage prepaid, and registered or certified with a return receipt requested. Noticed deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee. For purposes of notice, the addresses of the parties shall be as set out in the introduction to this Agreement. Each party shall have the right, upon giving ten (10) day's prior notice to the other, in the manner hereinabove provided, to change its address for purposes of notice.

10.6 Sever ability. If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

10.7 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the successors, heirs and assigns of the parties.

10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. GLER will acquire :a 1% Working Interest and a corresponding: 0.675% Net Revenue interest in the Smith-Needham Prospect for every USD Seventy Five Thousand dollars (USD$75,000) invested with Western Energy Group.

IN WITNESS WHEREOF, the parties have executed and acknowledged this Agreement as of this 6th day of June, 2012.

PARTICIPANT:

BY:Sydnr Harland, President, Global Earth Energy, INC.

Mailing Address and contact information for Western Energy Group, LLC. 363 North Sam Houston Parkway East

Suite #1100

Houston, Texas: 77060

(281) 405-2659 office (281) 820-9310 fax

ATTACHMENTS:

EXHIBIT "A" — ASSIGNMENT AND BILL OF SALE OF. LEASEHOLD INTEREST EXHIBIT "B" -- JOINT OPERATING AGREEMENT